UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.   )

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐ Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Airgas, Inc. (Name of Registrant as Specified In Its Charter) (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐ Fee paid previously with preliminary materials.
☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 240.0-11 and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Media Contact:		Investor Contact:
Jay Worley	Joele Frank / Dan Katcher / Andrew Siegel	Barry Strzelec
jay.worley@airgas.com	Joele Frank, Wilkinson Brimmer Katcher	barry.strzelec@airgas.com
(610) 902-6206	(212) 355-4449	(610) 902-6256

FOR IMMEDIATE RELEASE

AIRGAS BELIEVES AIR PRODUCTS’ TACTICS DESIGNED TO
DEPRIVE STOCKHOLDERS OF VALUE

     Sends Letter Urging Stockholders to Vote “FOR” Airgas’ Three Experienced and
Highly Qualified Directors and “AGAINST” Air Products’ By-Law Amendment Proposals

RADNOR, PA – August 23, 2010 – Airgas, Inc. (NYSE: ARG) today announced that it has commenced mailing of a letter to all Airgas stockholders regarding the tactics employed by Air Products & Chemicals, Inc. (NYSE: APD) (“Air Products”) over the past ten months. The full text of the letter is below.

August 23, 2010

Dear Airgas Stockholder:

Air Products has been trying for ten months to acquire Airgas, including the launching of a hostile tender offer and proxy contest over six months ago. During this period, Airgas and its stockholders have been subjected to numerous tactics by Air Products as it seeks to buy your company at, in our view, the lowest possible price. During the same period, Airgas has defended itself in the manner which reflects our stockholder orientation, our culture and our values — we have gone about our business, demonstrated the great value in our company and achieved extraordinary operating results. We believe “It’s All About Value,” as we have said repeatedly (see our slide presentation dated August 18, 20101).

Despite our unmistakably clear message, the one approach Air Products has failed to employ is to offer an appropriate price — one that compensates our stockholders for Airgas’ scarcity and synergy value, extraordinary history of operating and financial performance, outstanding recent results and excellent growth prospects.

THE LATEST TACTIC

Air Products’ most recent tactic — a furious, but unsuccessful, attempt to persuade our stockholders to tender their shares by the now-passed offer expiration date (August 13) to “send a message” to the Airgas Board — is consistent with Air Products’ approach throughout the past ten months. If Air Products wants to deliver a “message” to our Board, it should do it the “old-fashioned way” — by offering you an appropriate price. Instead of “delivering messages” to our Board, Air Products should deliver real value to our stockholders. Otherwise, it should terminate its low-ball takeover bid and allow our stockholders to benefit from the value which Airgas expects to create, as Airgas has done throughout its history.

PREVIOUS TACTICS

Air Products’ previous tactics include: the low-ball pricing of the Airgas offers; the public relations effort to justify that pricing and to “talk down” Airgas’ performance and its prospects; the constant attacks impugning the Airgas Board and its response to the inadequate offers from Air Products; and the effort, through its proxy solicitation, to cut off Airgas stockholders’ ability to benefit from Airgas’ very strong performance as the domestic economy emerges from recession. In our view, Air Products is using shortcuts in its attempt to acquire Airgas, rather than offering an appropriate price.

Air Products Tactic: Continue to use a cyclical low trading price for Airgas stock from six months ago as the point of comparison to the offer price; restrict the discussion of value to a repetition of the “premium” to that outdated point of comparison.

Airgas Response: We believe Air Products’ initial offer price of $60 and its current offer price of $63.50 grossly undervalue Airgas.

In our view, since Air Products started its hostile takeover efforts in February, Air Products has done everything but offer value to our stockholders. First, Air Products started its tender offer at $60 per share — a price that was $2 per share lower than its previous $62 proposal. Then, after the Airgas stock price had closed ABOVE the $60 offer price for all but one day of a nearly five-month period, Air Products raised its bid to $63.50 per share — a price which was itself below Airgas’
prior day’s closing price.

However, that raise to $63.50 represented a significantly lower price increase than the percentage share price increase experienced by our peer companies in that time period and, when compared to the earlier Air Products $62 offer, did not even represent an increase in aggregate enterprise value due to Airgas’ substantial debt reduction.[2] This did not surprise us, as we believe the raise was not about value, but was instead another tactic. As Air Products’ Chief Financial Officer stated
shortly after the raise, “[A]s far as Airgas is concerned, we think we have made good progress. We are positioned well. A lot a stock has moved to the arbs and the hedge funds.... and we made a move here to get more chances – more shares in the hands of arbs. We think that was well timed and we think that happened.”[3]

Indeed, since July 8, 2010, the date Air Products announced its $63.50 price, shares of our industrial gas peer companies have continued to rise substantially. In addition, as shown in the chart below, the latest interim results of these companies all demonstrate strong performance. We believe this reflects an industry-wide trend.

Earnings per Share
	Actual Result vs.	Year-over-Year
	Consensus Estimate	Growth
Praxair (2Q2010)	+5%	+24%
Air Liquide (1H2010)	+1%	+12%
Linde (2Q2010)[4]	+1%	+37%
Air Products (3Q2010)	+1%	+22%
Airgas (1Q2011)	+15%	+26%

As we have previously said, Airgas is experiencing this strong momentum in its business and we want OUR stockholders to benefit from it — not Air Products.

Air Products Tactic: Pay three people $100,000 apiece to run for election as Airgas directors, agree to indemnify them, spend many millions of dollars in an effort to cause their election and launch an unjustified attack on the independence of the current Airgas directors.
Airgas Response: We believe Air Products’ nominees were chosen for one purpose — to facilitate an Air Products takeover of Airgas at a low-ball price.

Air Products Tactic: Seek to amend Airgas’ By-Laws to cause directors’ terms to end and new directors to be elected at a stockholders meeting to be held four months after Airgas’ annual meeting on September 15, 2010.
Airgas Response: We believe such an early meeting is designed to and would impede the Board’s ability to obtain an appropriate price from Air Products or explore other strategies. Further, Airgas believes the proposed January meeting
By-Law amendment is invalid as a matter of Delaware law because it conflicts with the Delaware statutory provisions relating to the classification of boards of directors and Airgas’ Certificate of Incorporation.

Ask yourself — if you increase Air Products’ bargaining leverage by electing its nominees and accelerating the meeting to January — do you think that will encourage Air Products to pay you the price you deserve for your shares?

Air Products Tactic: Insist on “negotiations” with the Airgas Board while refusing to submit an offer that represents a sensible starting point.
Airgas Response: We believe that negotiations over Air Products’ low-ball bid would, if “successful,” result in a transaction at a low-ball price. This is why the Airgas Board has continually rejected the idea of beginning discussions with Air Products at a price that does not represent a sensible starting point for any negotiations. We will make explicit what we believe is obvious: the
Airgas Board would engage in negotiations that it believed would result in an appropriate price for Airgas stockholders.

Air Products Tactic: “Talk down” the value of Airgas’ performance. On July 21, after Air Products increased its offer price to
$63.50 per share, Airgas announced its earnings results for the first fiscal quarter ending June 30, 2010. These results were the second best in Airgas’ history and exceeded the “street” consensus earnings per share expectations for Airgas by more than 1
5%. Yet, Air Products quickly dismissed Airgas’ 26% year-over-year earnings growth and 8% increase in full-year fiscal 2011 earnings guidance with a statement that “Airgas’ recent performance does not change our view of the company’s intrinsic value.”[5] Yet, when Air Products assessed Airgas’ prospects for future value in February as it launched its tender offer, Air
Products commented that “… Airgas has provided no new information on its prospects and has just missed its quarterly earnings and lowered financial guidance for fiscal 2010.” [6]
Airgas Response: In our view, Air Products well knows that the risk to success of its low-ball takeover attempt increases dramatically as Airgas resumes the growth and success that have been the hallmarks of its performance over its history. When it rejected the Air Products’ offer in February, the Airgas Board was confident that there would be a return to strong growth; the
Company’s business has performed better than expected since then. Indeed, since February, we believe that Airgas’ value has increased as a result of its outstanding performance and the reduction of its debt.

Air Products Tactic: Persuade Airgas stockholders that economic conditions pose a serious threat to Airgas’ performance.
For example, in a July 22 letter to Airgas stockholders, which touts its offer price of $63.50 per share, Air Products stated
that current market conditions were “substantially more uncertain” than in February.[7]

Airgas Response: On the very same day that Air Products offered its somewhat ominous view of the U.S. economy for
Airgas, its Chief Financial Officer explained the U.S. economy considerably differently when discussing Air Products’
prospects in its third quarter earnings conference call:

                                                             “We have a pretty good look on the economy going
                                                             forward for us. And we still feel it is playing out as we
                                                             expected, which is for just good steady slow growth
                                                             here in the US…”[8]

Airgas and Air Products are very significant competitors in the United States — in many of the same markets and geographies. Air Products’ favorable assessment of the economy as it relates to Air Products’ business is consistent with
Airgas’ recent experience in, and outlook for, Airgas’ business.

Air Products Tactic: Express great enthusiasm for the transaction initially, with the goal of changing the Company’s stockholder base; then seek to persuade Airgas stockholders that the acquisition of Airgas is not essential to Air Products’
strategy, in order to talk down Airgas stockholders’ price expectations.

Airgas Response: Air Products has been studying an acquisition of Airgas since at least 2008. In the first three quarters of its current fiscal year alone, Air Products expensed over $61 million – including many millions in financing costs – and has stated that it plans to spend between $150 and $200 million in its efforts to acquire Airgas.[9] These are significant costs to incur for a “nice thing to have.”[10]

We believe the financial benefits to Air Products of an acquisition of Airgas are enormous. Air Products’ Chief Financial
Officer originally asserted that this is “a very, very good deal for the Air Products shareholders.”[11] At the $63.50 offer price, Air Products expects the transaction to be immediately accretive to both GAAP and cash EPS even though full synergies are not expected to be achieved until after year two. In Air Products’ fiscal 2012, assuming stated run-rate synergies of $250 million, an acquisition of Airgas at the $63.50 offer price would be over 20% accretive to Air Products’
cash EPS based on consensus analyst estimates for both companies.[12] Indeed, based on the stated $250 million of synergies and current capital market conditions, we believe the transaction would be accretive to Air Products’ fiscal 2012 cash EPS at prices in excess of $80.00 per share.

We believe that Air Products’ publicly announced $250 million per year of synergies are worth over $20 per Airgas share.[13]

Air Products’ Chairman and Chief Executive Officer initially stated that “this is anexciting and extremely compelling transaction with undeniable strategic and industrial logic that would bring together two highly complementary organizations that would create significant value”[14] and that “the Airgas transaction is a very unique opportunity for us.”[15]

We believe that Air Products’ more recent remarks that Airgas is “not a must have” but only a “very nice thing to have”[16] should be seen as a tactic to dampen stockholders’ price expectations, after accomplishing its stated goal of moving “more shares in the hands of arbs.” [17]

Air Products Tactic: Attack the Airgas Board for its determination that a special committee to consider the Air Products offer is not necessary.
Airgas Response: We believe Air Products’ assertion that a special committee must beappointed is wrong. The transaction being considered is not a conflict transaction (i.e., one where the sole director who is a member of management has different interests from the other directors). Rather, we consider this to be an attempt to “splinter” the Airgas Board, solely for tactical reasons. The Airgas Board is active and engaged. There is no conflict or division among the Board members. The Board and management collectively own approximately 12% of the Company’s shares (including options), which we believe closely aligns their interests with those of all Airgas stockholders.

ENOUGH OF AIR PRODUCTS’ TACTICS!

If Air Products truly wants to acquire Airgas, it knows what to do. It must offer a price that fairly compensates you — our stockholders — or terminate its efforts.

VOTE YOUR WHITE PROXY CARD “FOR” THE THREE HIGHLY QUALIFIED AIRGAS DIRECTORS AND “AGAINST” AIR PRODUCTS’ PROPOSED BY-LAW AMENDMENTS

Whether or not you plan to attend the Airgas Annual Meeting, you have the opportunity to protect your investment by promptly voting the WHITE proxy card. We urge you to vote by telephone, by Internet, or by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided.

Remember, please do NOT vote using any Gold proxy card or voting instruction form that you receive from Air Products. This is important, because only your latest-dated vote counts. Therefore, if you vote using the Gold proxy card (even if you vote “withhold” on the Air Products nominees), a Gold proxy card will cancel any vote you previously executed using a WHITE proxy card or voting instruction form. And your Company needs your votes on the WHITE proxy card: FOR the Airgas nominees and AGAINST Air Products’ By-Law amendments.

If you have questions about how to vote your shares, please contact Innisfree M&A Incorporated, which is assisting Airgas in this matter, toll-free at (877) 687-1875.

On behalf of the Board of Directors,

/s/ Peter McCausland
Peter McCausland
Chairman and Chief Executive Officer

Bank of America Merrill Lynch and Goldman, Sachs & Co. are serving as financial advisors, and Wachtell, Lipton, Rosen & Katz is serving as legal counsel to Airgas and its Board of Directors.

About Airgas, Inc.

Airgas, Inc. (NYSE: ARG), through its subsidiaries, is the largest U.S. distributor of industrial, medical, and specialty gases, and hardgoods, such as welding equipment and supplies. Airgas is also one of the largest U.S. distributors of safety products, the largest U.S. producer of nitrous oxide and dry ice, the largest liquid carbon dioxide producer in the Southeast, and a leading distributor of process chemicals, refrigerants, and ammonia products. More than 14,000 employees work in over 1,100 locations, including branches, retail stores, gas fill plants, specialty gas labs, production facilities and distribution centers. Airgas also distributes its products and services through eBusiness, catalog and telesales channels. Its national scale and strong local presence offer a competitive edge to its diversified customer base. For more information, please visit www.airgas.com.

# # #

IMPORTANT INFORMATION
In connection with its 2010 Annual Meeting of Stockholders, Airgas, Inc. has filed a definitive proxy statement on Schedule 14A with the Securities and Exchange Commission (the “SEC”). INVESTORS AND STOCKHOLDERS OF AIRGAS ARE URGED TO READ THE PROXY STATEMENT FOR THE 2010 ANNUAL MEETING IN ITS ENTIRETY BECAUSE IT CONTAINS IMPORTANT INFORMATION. In response to the tender offer proposed by Air Products and Chemicals, Inc. referred to in this communication, Airgas has filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9, as amended. STOCKHOLDERS OF AIRGAS ARE ADVISED TO READ AIRGAS' SOLICITATION/ RECOMMENDATION STATEMENT ON SCHEDULE 14D-9, AS AMENDED, IN ITS ENTIRETY BECAUSE IT CONTAINS IMPORTANT INFORMATION. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities of Air Products. Investors and stockholders will be able to obtain free copies of Airgas’ definitive proxy statement, the Solicitation/Recommendation Statement on Schedule 14D-9, any amendments or supplements to the proxy statement and/or the Schedule 14D-9, any other documents filed by Airgas in connection with the 2010 Annual Meeting and/or the tender offer by Air Products, and other documents filed with the SEC by Airgas at the SEC’s website at www.sec.gov. Free copies of the definitive proxy statement, the Solicitation/ Recommendation Statement on Schedule 14D-9, and any amendments and supplements to these documents are also available in the “Investor Information” section of the Company’s website at www.airgas.com, or through the following web address: http://investor.shareholder.com/arg/airgascontent.cfm. Airgas and its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies in connection with its 2010 Annual Meeting. Detailed information regarding the names, affiliations and interests of Airgas' directors and executive officers is available in the definitive proxy statement for the 2010 Annual Meeting, which was filed with the SEC on July 23, 2010. To the extent holdings of Airgas securities have changed, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

FORWARD-LOOKING STATEMENTS
This presentation contains statements that are forward looking. Forward-looking statements include the statements identified as forward-looking in the Company’s press release announcing its quarterly earnings, as well as any statement that is not based on historical fact, including statements containing the words “believes,” “may,” “plans,” “will,” “could,” “should,” “estimates,” “continues,” “anticipates,” “intends,” “expects” and similar expressions. All forward-looking statements are based on current expectations regarding important risk factors and should not be regarded as a representation by us or any other person that the results expressed therein will be achieved. Airgas assumes no obligation to revise or update any forward-looking statements for any reason, except as required by law. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include the factors identified in the Company’s press release announcing its quarterly earnings, as well as other factors described in the Company's reports, including its March 31, 2010 Form 10-K, subsequent Forms 10-Q, and other forms filed by the Company with the Securities and Exchange Commission. The Company notes that forward-looking statements made in connection with a tender offer are not subject to the safe harbors created by the Private Securities Litigation Reform Act of 1995. The Company is not waiving any other defenses that may be available under applicable law.

1 Airgas, Inc. Schedule 14A, filed with the SEC on August 18, 2010.
2 Airgas, Inc. Amendment No. 21 to Schedule 14D-9, filed with the SEC on July 21, 2010.
3 Air Products and Chemicals, Inc. Schedule 14A, filed with the SEC on July 22, 2010.
4 Linde year-over-year EPS growth adjusted for the effects of the BOC acquisition and one-time restructuring charges of €47 million during the second quarter of 2009. On an as-reported basis, year-over-year EPS growth was 85%.
5 Air Products and Chemicals, Inc. Schedule 14A, filed with the SEC on July 21, 2010.
6 Air Products and Chemicals, Inc. Schedule TO, filed with the SEC on February 11, 2010.
7 Air Products and Chemicals, Inc. Schedule 14A, filed with the SEC on July 22, 2010.
8 Air Products and Chemicals, Inc. Q3 2010 Earnings Conference Call on July 22, 2010, response of Air Products’ Chief Financial Officer.
9 Air Products and Chemicals, Inc. Quarterly Report on Form 10-Q for the period ended June 30, 2010.
10 Air Products and Chemicals, Inc. Schedule 14A, filed with the SEC on June 10, 2010.
11 Air Products and Chemicals, Inc. Schedule 14A, filed with the SEC on February 5, 2010.
12 Assumes an illustrative pre-tax cost of debt of 4.50% and an illustrative tax rate of 25%. Assumes $375 million of costs to achieve synergies (mid-point of Air Products’ stated range of $350 million to $400 million), financed with debt. Cash EPS accretion represents GAAP EPS excluding any incremental depreciation and amortization from asset write-ups created by the proposed transaction and excluding financing fee amortization. Based on these assumptions and assuming that an illustrative 20% of the equity purchase price in excess of tangible book value is allocated to depreciable or amortizable asset write-ups with an average life of 10 years, GAAP EPS accretion at a $63.50 per share offer would be over 15%.
13 Assumes that synergies are capitalized at median peer EV / CY2010E EBITDA multiple of 9.0x and that $400 million in costs to implement are subtracted from that value. The resultant $1.85 billion in value is divided by the Airgas total diluted share count based on the most recent Air Products offer price of $63.50 per share.
14 Air Products and Chemicals, Inc. Schedule 14A, filed with the SEC on February 12, 2010.
15 Air Products and Chemicals, Inc. Schedule 14A, filed with the SEC on February 18, 2010.
16 Air Products and Chemicals, Inc. Schedule 14A, filed with the SEC on June 10, 2010.
17 Air Products and Chemicals, Inc. Schedule 14A, filed with the SEC on July 22, 2010.